Exhibit 10.4

AMENDED AND RESTATED SUPPORT AGREEMENT

This Amended and Restated Support Agreement (this “Agreement”) is dated as of April 18, 2018 between General Motors Company, a Delaware corporation (“GM”), and General Motors Financial Company, Inc., a Texas corporation (“GMF”).

RECITALS

A.	GMF is the wholly-owned captive finance subsidiary of GM.

B.	GMF and the GMF Subsidiaries (as defined below) support the sale of products manufactured by affiliates of GM by providing, among other things, wholesale, retail, and lease financing for the purchase and lease of those products.

C.	GMF is highly dependent on the capital markets to raise funds for its business.

D.	GMF’s ability to raise funds in the capital markets is highly dependent on its credit ratings, which, in turn, are dependent on the level of GMF’s equity capital, profitability, the quality of its assets, and its liquidity.

E.	It is important to the success of GM that GMF remains a viable finance company that can fund itself in the capital markets and continue supporting the sale of GM’s affiliates’ products.

F.	Towards maintaining the viability and creditworthiness of GMF, the parties desire to provide for certain agreements regarding transactions between them.

G.	The parties hereto had previously entered in a Support Agreement, dated as of September 4, 2014 (the “Original Support Agreement”).

H.	The parties hereto now desire to amend and restate the Original Support Agreement, to, among other things, specify an exclusive allocation to GMF under the 364-Day Credit Agreement (as defined below).

NOW, THEREFORE, for good and valuable consideration and the mutual agreements herein provided, the parties agree as follows:

1.	Affiliate Receivables shall be on arm’s-length terms. For purposes hereof, “Affiliate Receivables” means any advance, loan, extension of credit, or other financing from GMF or the subsidiaries over which GMF exercises management and voting control (the “GMF Subsidiaries”) to GM or the subsidiaries over which GM exercises management and voting control (the “GM Subsidiaries”). GMF shall enforce, and cause the GMF Subsidiaries to enforce, all Affiliate Receivables in a commercially reasonable manner, and GM shall pay and cause the GM Subsidiaries to pay, Affiliate Receivables in accordance with their terms, as they may be modified by mutual agreement of the parties.

2.	GMF shall not, nor shall it permit any GMF Subsidiary to, guarantee any indebtedness of (other than Permitted Guarantees), or purchase any equity securities issued by, or make any other equity investment in, GM or any GM Subsidiary. In addition, GMF shall not, nor shall it permit any GMF Subsidiary to, purchase or finance any real property (other than Permitted Mortgages) or manufacturing equipment (including tooling) from or of GM or any GM Subsidiary. GM shall not, nor shall it permit any GM Subsidiary to, require GMF or any GMF Subsidiary, to enter into any of the transactions prohibited by this Section 2. For purposes hereof, “Permitted Guarantees” shall mean guarantees by GMF or GMF Subsidiaries of indebtedness of GM or GM Subsidiaries that are collateralized in full and guarantees that are not collateralized in full but which at any time do not exceed $500 million in the aggregate, and “Permitted Mortgages” shall mean financing by GMF or GMF Subsidiaries of real property of GM or GM Subsidiaries which at any time does not exceed $500 million in the aggregate.

3.	As used herein, “Earning Assets Leverage” means, as of the end of each calendar quarter and calendar year, GMF’s leverage ratio, calculated as Net Earning Assets divided by Adjusted Equity. “Net Earning Assets” means GMF’s finance receivables, net, and leased vehicles, net, and “Adjusted Equity” means GMF’s equity net of goodwill and inclusive of outstanding junior subordinated debt, as each may be adjusted for derivative accounting from time to time, and as reported in and calculated as set forth in GMF’s quarterly or annual report (Form 10-Q or Form 10-K) covering such calendar quarter or calendar year filed with the United States Securities and Exchange Commission.

a.	In the event that GMF’s Earning Assets Leverage as of the end of any calendar quarter or calendar year, beginning with the quarter ending June 30, 2018, is higher than the applicable ratio specified in Paragraph 3(b), then, upon demand by GMF, GM shall make or cause to be made funding to GMF in an amount sufficient to have caused such Earning Assets Leverage to have been equivalent to such ratio. Such funding, if required and demanded by GMF, will be made not later than 30 days after the filing by GMF of its Form 10-Q or Form 10-K, covering such calendar quarter or calendar year.

b.	If Net Earning Assets at the end of the calendar quarter or calendar year are:

i.	Greater than or equal to $75 billion but less than $100 billion, then the Earning Assets Leverage ratio limit shall be 11.5 to 1; or

ii.	Greater than or equal to $100 billion, then the Earning Assets Leverage ratio limit shall be 12.0 to 1.

c.	Once a Net Earning Asset threshold specified in Paragraph 3(b) has been met, the respective Earning Assets Leverage ratio limit will remain in effect, irrespective of any subsequent decrease in Net Earning Assets, until a higher Net Earning Assets threshold has been achieved.

4.	So long as any unsecured debt securities (including, without limitation, bonds, debentures, notes, commercial paper, and other investment securities) remain outstanding at GMF or any GMF Subsidiary for which GMF has entered into guarantee or credit support agreements, GM will, directly or indirectly, own all of the outstanding shares of GMF having the right to vote for election of directors of GMF under ordinary circumstances (“Voting Shares”), unless required to dispose of any or all such Voting Shares pursuant to a court decree or order of any governmental authority which, in the opinion of counsel to GM, may not be successfully challenged.

5.	GM and GMF have agreed to the following provisions in an effort to ensure that GMF maintains adequate access to liquidity to support the sale of products manufactured by GM and/or GM Subsidiaries:

a.	Subject to the terms set forth in the Second Amended and Restated Junior Subordinated Revolving Credit Facility Agreement between General Motors Holdings LLC, a Delaware limited liability company and a wholly-owned subsidiary of GM, and GMF dated as of August 30, 2016 (and as further amended, supplemented, modified, renewed or replaced from time to time, the “Junior Subordinated Credit Facility”), GM has agreed to directly, or through one or more of its subsidiaries, extend to GMF an unsecured line of credit which is subject and subordinate in all respects to GMF’s senior unsecured debt and its secured debt, and pari passu with GMF’s other junior subordinated debt. Unless otherwise defined herein, capitalized terms used in this Paragraph 5(a) have the meanings ascribed to them in the Junior Subordinated Credit Facility.

i.	During the term of this Agreement, GMF may draw up to the Total Commitment Amount in accordance with the terms of the Junior Subordinated Credit Facility.

ii.	During the term of this Agreement, GM agrees that the Total Commitment Amount shall be maintained at a minimum of $1,000,000,000.

b.	GM has agreed to designate, or cause to be designated, GMF as a Subsidiary Borrower under its Revolving Credit Agreements dated as of the date hereof, among GM, the Subsidiary Borrowers from time to time parties thereto, the lenders from time to time parties thereto, the administrative agents thereto, and the other agents party thereto (and as further amended, supplemented, modified, renewed or replaced from time to time, the “Credit Agreements”). Unless otherwise defined herein, capitalized terms used in this Paragraph 5(b) have the meanings ascribed to them in the Credit Agreements.

i.	So long as the Credit Agreements remain in effect, GM shall use commercially reasonable efforts to ensure that GMF will continue to be designated a Subsidiary Borrower under any amendment, modification, or renewal.

ii.	Subject to the terms and conditions of the 364-Day Revolving Credit Agreement (the “364-Day Credit Agreement”), GM agrees to allow for irrevocable and exclusive access by GMF of no less than $2,000,000,000 of the Total Commitments (as defined in the 364-Day Credit Agreement) (the “GMF Revolver Capacity”).

iii.	GM shall not take any action that would impair GMF’s ability to access the GMF Revolver Capacity under the 364-Day Credit Agreement without GMF’s prior written consent.

iv.	Notwithstanding the foregoing, GM may take any action with regard to the 364-Day Credit Agreement (e.g., amendment, modification, renewal, replacement, or cancellation), that it shall determine, in consultation with GMF, to be necessary or desired for GM and the GM Subsidiaries.

v.	GM agrees to approve all GMF actions pursuant to its rights as a Subsidiary Borrower under the 364-Day Credit Agreement that would require GM’s consent.

6.	GMF shall, and shall cause each GMF Subsidiary to, conduct its Business Activities in a prudent and commercially reasonable manner, including maintaining and adhering to credit risk underwriting standards and residual value assumptions that are consistent with industry standards. GM shall not, nor shall it permit any GM Subsidiary to, require GMF or any GMF Subsidiary to accept credit or residual risk beyond what it would be willing to accept acting in a prudent and commercially reasonable manner. For purposes hereof, “Business Activities” means all business operations now or hereafter conducted by GMF and the GMF Subsidiaries. For avoidance of doubt, Business Activities conducted on terms that are not market-based shall be considered to be prudent and commercially reasonable if subsidies (in the form of interest rate subvention payments, guarantees, residual risk sharing arrangements, or otherwise) are provided by GM or a GM Subsidiary in an amount intended to enable GMF or a GMF Subsidiary, as the case may be, to receive the economic benefits of such Business Activities as if they had been conducted on market-based terms. Notwithstanding the foregoing, in recognition of GM and/or the GM Subsidiaries using GMF as the preferred provider of financial services for special retail and lease programs to support the sale of products manufactured by GM and the GM Subsidiaries, it is understood that it would be commercially reasonable and prudent for GMF to accept, to a limited extent, higher levels of credit risk than it might otherwise accept in order to continue as the preferred provider of financial services to GM and/or the GM Subsidiaries with respect to such programs.

7.	GM and GMF agree that:

a.	GMF shall at all times maintain its books, records, financial statements, and bank accounts separate from those of GM and any GM Subsidiary;

b.	GMF shall maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain, or identify its assets from those of GM and any GM Subsidiary;

c.	the funds and other assets of GMF shall not be commingled with those of GM or any GM Subsidiary;

d.	GMF shall at all times hold itself out as a legal entity separate and distinct from GM and any GM Subsidiary; and

e.	GM and GMF otherwise will take such reasonable and customary action so that GMF will not be consolidated with GM or any GM Subsidiary in any case or other proceeding seeking liquidation, reorganization, or other relief with respect to GM or any GM Subsidiary or its debts under any bankruptcy, insolvency, or other similar law.

8.	In the event that GM or any of its subsidiaries engages in a corporate transaction that causes the Pension Benefit Guaranty Corporation (“PBGC”) to threaten to terminate the pension plans sponsored by GM or any of its subsidiaries, GM shall, or shall cause any of its subsidiaries to, seek to negotiate a settlement with the PBGC to avoid an involuntary plan termination. In connection with such negotiated settlement, GM shall endeavor to prevent the granting to the PBGC of a security interest in the assets of GMF that has priority over the claims of unsecured creditors of GMF.

9.	All determinations to be made under this Agreement shall be made in accordance with, or with reference to financial statements prepared in accordance with, United States generally accepted accounting principles. For purposes of this Agreement, the term “lease receivables” shall mean “leased vehicles, net” as stated on or reflected in GMF’s consolidated financial statements.

10.	During the term of this Agreement, GMF shall continue to make inventory and capital financing generally available to dealers of vehicles manufactured or sold by GM or the GM Subsidiaries and shall continue to make retail and lease financing generally available to such dealers’ customers to substantially the same extent that GMF has historically made such financial services available, so long as providing such financial services to such an extent would not result in a breach of any of the foregoing provisions. Nothing herein precludes GMF from making or continuing to make inventory and capital financing, and other financial services generally available to dealers of vehicles manufactured or sold by automotive manufacturers other than GM and the GM Subsidiaries or from providing insurance or other financial services in the ordinary course of business.

11.	This Agreement shall be construed and interpreted in accordance with, and governed by, the laws of the State of New York, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

12.	The date on which this Agreement shall be terminated (the “Termination Date”) shall initially be April 18, 2023. On April 18, 2019, and on each April 18 thereafter during the term of this Agreement, the Termination Date shall be extended automatically for an additional one-year period (ending on the April 18 next following the then-current Termination Date) unless either party shall have given the other party written notice during the ninety (90) days immediately preceding such April 18, specifying its election not to extend the Termination Date beyond the then-current Termination Date and that the term of this Agreement shall, therefore, expire on such then-current Termination Date.

13.	No person other than GM and GMF, and their permitted successors and assigns, shall have any right to enforce any term of this Agreement.

14.	This Agreement amends and restates the Original Support Agreement and such Original Support Agreement shall be of no further force or effect following the execution thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

GENERAL MOTORS COMPANY		GENERAL MOTORS FINANCIAL COMPANY, INC.

By:	/s/ Charles K. Stevens III	By:	/s/ Daniel E. Berce
Name:	Charles K. Stevens III	Name:	Daniel E. Berce
Title:	Executive Vice President and Chief Financial Officer	Title:	President and Chief Executive Officer

[Signature Page to GMF Support Agreement]